EXHIBIT 99b

Mera Pharmaceuticals, Inc.

Profit & Loss

November 1, 2020 through September 8, 2021

Nov 1, ‘20 - Sep 8, 21
Ordinary Income/Expense
Expense
Corporate Registration/Licensin	4,734.08
Transfer Agent and Filing Fees	4,155.00
Total Expense	8,889.08
Net Ordinary Income	-8,889.08
Net Income	-8,889.08